EXHIBIT  24


CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of First Albany Companies Inc. on Form S-8 related to the First Albany Companies Inc. Stock Bonus Plan (Registration No. 33-15220, Registration No. 33-35166, and Registration No. 33-52153) of our report dated November 4, 1994, on our audits of the consolidated financial statements and financial statement schedules of First Albany Companies Inc. as of September 30, 1994 and September 24, 1993, and for the years ended September 30, 1994, September 24, 1993 and September 25, 1992, which report is included in this Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."






                                   COOPERS & LYBRAND, L. L. P.




Albany, New York
December 12, 1994.